UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):    March 27, 2023
BENSON HILL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39835	85-3374823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1001 North Warson Rd.
St. Louis, Missouri 63132
(Address of principal executive offices)
(314) 222-8218
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, $0.0001 par value	BHIL	The New York Stock Exchange
Warrants exercisable for one share of common stock at an exercise price of $11.50	BHIL WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Explanatory Note
This Current Report on Form 8-K/A (the “Current Report”) amends the Current Report on Form 8-K filed by Benson Hill, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 28, 2023 (the “Original Report”) and is being filed solely in order to amend and supplement the Company’s disclosure contained in Item 2.05 of the Original Report. The Original Report otherwise remains unchanged.

Item 2.05	Costs Associated with Exit or Disposal Activities.
As previously announced, on March 27, 2023, the Board of Directors (the “Board”) of the Company committed to a Liquidity Improvement Plan (the “Plan”) intended to improve liquidity by an estimated $65 million to $75 million by the end of 2024. At the time of the Original Report, management’s analysis of how to execute the Plan was ongoing, and the Company was not able to make a good faith estimate of the costs it would incur in connection with the Plan.
The Company now estimates it will incur approximately $3.6 million in one-time expenses in connection with the Plan. Included in this amount are approximately $2.5 million in costs attributable to the Company’s exploration and possible execution of strategic options for its Seymour, Indiana facility, and approximately $1.1 million of expenses the Company expects to incur relating to employee severance and benefits costs. Total cash charges are estimated to be $3.6 million.
The Company anticipates annual cost savings of approximately $23.1 million as a result of the Plan. The Company expects the actions associated with the execution of the Plan will be substantially complete by December 31, 2023.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENSON HILL, INC.

By:	/s/ Dean Freeman
Dean Freeman
Chief Financial Officer
Date: May 24, 2023